Exhibit 99.2

MEDIA CONTACT:
Sue Childs
203.852.5669
schilds@edgar-online.com
FOR IMMEDIATE RELEASE

EDGAR Online and RR Donnelley Sign Contract Amendment

Industry Leaders Prepared For 2010 XBRL Filing Year

NEW YORK, NY – December 31, 2009 — EDGAR® Online, Inc. (Nasdaq: EDGR) announced today that it has signed an amendment to the services agreement with R.R. Donnelley & Sons Company (Nasdaq: RRD) for the second year of their contract that offers public companies a full service SEC compliance solution for filing in eXtensible Business Reporting Language (XBRL) format. The amendment modifies an agreement that was originally signed on September 30, 2008.

The amendment establishes fees and service levels for the period January 1 to December 31, 2010 and modifies a variety of terms including the elimination of bilateral exclusivity for the remainder of the contract. New pricing commences on January 1, 2010 and remains in effect throughout the 2010 calendar year. The contract requires that pricing be negotiated each year, therefore fees for year three have yet to be determined.

Philip Moyer, CEO and President of EDGAR Online said, “We are proud to collaborate with RR Donnelley to provide their clients with the leading, full-service XBRL filing solution in the marketplace today. Over the past three years we have built a strong relationship that has created more XBRL filings than any other solution in the market. We are pleased to sign this amendment for the second year of our contract and look forward to expanding the value we jointly bring to customers.”

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is the market leader in the creation and distribution of XBRL tagged data and a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets.

We deliver our information products directly to end users via low cost and flexible online subscriptions and data licenses and via redistributors. In XBRL specifically, EDGAR Online’s deep expertise and automated XBRL creation platform helps companies comply with XBRL filing regulations and manage investor relations requirements and also delivers customized or standardized XBRL data and analytical tools for financial analysis.

For more detailed information on our businesses or to contact us please visit our web site at www.edgar-online.com.

Use of Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in EDGAR Online’s filings with the SEC. EDGAR Online disclaims any obligation to update or revise any forward-looking statements.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

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